-------------------------------
                                                         OMB APPROVAL
                                                -------------------------------
                                                OMB Number:      3235-0167
                                                Expires:  October 31, 2007
                                                Estimated average burden
                                                hours per response....1.50
                                                -------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
     THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number: 000-28732


                           SEABULK INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


                        2200 ELLER DRIVE, P.O. BOX 13038
                            FT. LAUDERDALE, FL 33316
                              TEL.: (954) 523-2200
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          9 1/2% SENIOR NOTES DUE 2013
            (Title of each class of securities covered by this Form)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]            Rule 12h-3(b)(1)(i)   [ ]
     Rule 12g-4(a)(1)(ii)  [ ]            Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(2)(i)   [ ]            Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(ii)  [ ]            Rule 12h-3(b)(2)(ii)  [ ]
                                          Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date:  16

Pursuant to the requirements of the Securities Exchange Act of 1934, Seabulk International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: March 2, 2006                      By: /s/ Richard Ryan
                                             -----------------------------------
                                         Name: Richard Ryan
                                         Title: Senior Vice President and
                                                Chief Financial Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

----------------- -------------------------------------------------------------
                  PERSONS  WHO  ARE TO  RESPOND  TO THE  COLLECTION  OF
SEC2069 INFORMATION (12-04) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
----------------- -------------------------------------------------------------